EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Cinedigm Announces Appointment of New CFO and Chief Strategy Officer

Cinedigm Board Member Adam M. Mizel to Join the Cinedigm’s Management Team

MORRISTOWN, NJ, August 11, 2009 -- Cinedigm Digital Cinema Corp. (NASDAQ: CIDM) (formerly AccessIT), the pioneer in the digital cinema industry, today announced that Adam M. Mizel has been named the CFO and Chief Strategy Officer effective immediately.  Mr. Mizel joined the company’s Board of Directors in March of this year and will continue serving as a director.

"In the short time Adam has been on our Board, he has made a positive impact on the company.  He played a critical role in the just completed Sageview investment and his ability to represent and influence the company as our CFO and Chief Strategy Officer will leverage his investment, financing and operating experience." commented Bud Mayo, Chief Executive Officer of Cinedigm. "I look forward to having Adam continue to work closely with me and our management team to drive Cinedigm’s future growth."

Mr. Mizel, age 39, has been the Managing Principal at Aquifer since September 2005. He currently serves on the Board of Directors of PacificHealth Laboratories, Inc. Previously, Mr. Mizel was Managing Director and Chief Operating Officer of Azimuth Trust, LLC., an alternative asset management firm from 2001 until 2005. Prior to that, he was a partner at Capital Z Partners, L.P., a private equity and alternative investment firm, and Managing Director at Zurich Centre Investments, Inc., the North American private equity unit of Zurich Financial Services Group. Mr. Mizel began his investment career at Morgan Stanley Capital Partners in 1991.

“Cinedigm is the leader in digital cinema and with its strengthened balance sheet is positioned to renew its growth and to create significant value for shareholders," stated Mr. Mizel. “Since joining the Cinedigm board in March, I have worked closely with Bud and the company leadership.  I’m excited now to join them full-time and to strengthen our relationships with our financial partners and the investment community as well as provide a fresh perspective to strategic initiatives,”

About Cinedigm

Cinedigm is the leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers.  The company is a technology and services integrator that works with Hollywood movie studios and exhibitors to bring movies in digital cinema format to audiences across the country.  Cinedigm’s digital cinema deployment organization, software, unique combined satellite and hard drive digital movie delivery network; pre-show in-theater advertising services; and distribution platform for alternative content such as CineLive® 3-D and 2-D sports and concerts, thematic programming and independent films provide a complete suite of services required to enable the digital theater conversion. www.cinedigm.com [CIDM-G]

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Contacts:

Suzanne Moore
Cinedigm Digital Cinema Corp.
(973) 290-0056
smoore@cinedigm.com